Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-4

(Form Type)

Perception Capital Corp. II

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1) (2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities

Fees to Be Paid	Equity	Common Stock	Rule 457(f)(1)	2,457,892 (3)	$11.21(4)	$27,552,969.32	0.0001102	$3,036.34

	Equity	Redeemable Warrants	Rule 457(f)(1)	11,500,000(5)	—	$—	—	$—(6)

	Equity	Common Stock issuable on exercise of the Redeemable Warrants	Rule 457(g)	11,500,000	$11.50(7)	$132,250,000.00	0.0001102	$14,573.95

	Total Offering Amounts					$159,802,969.32		$17,610.29

	Total Fees Previously Paid							$3,163.07

	Total Fee Offsets							—

	Net Fee Due							$14,447.22

(1)

Immediately prior to the consummation of the merger (the “Merger”) described in the proxy statement/prospectus forming part of this registration statement (the “proxy statement/prospectus”), Perception Capital Corp. II, a Cayman Islands exempted company (“PCCT”), intends to effect a deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which PCCT’s jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). Following the Domestication, all securities being registered will be issued by PCCT, which will be renamed “Spectaire Holdings, Inc.” upon the consummation of the Merger, as further described in the proxy statement/prospectus. As used herein, “NewCo” refers to PCCT after the Domestication.

(2)

Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)

Represents the maximum number of shares of common stock, par value $0.0001 per share, of NewCo (“NewCo Common Stock”) to be issued in connection with the Merger to holders of Class A ordinary shares, par value $0.0001 per share, of PCCT (“Class A Ordinary Shares”).

(4)

Estimated solely for the purpose of calculating the registration fee and calculated pursuant to Rule 457(f)(1) under the Securities Act, based upon the average of the high ($11.21) and low ($11.21) prices of Class A Ordinary Shares as reported on the Nasdaq Global Market on July 24, 2023 (such date being within five business days of the date that this registration statement was first filed with the SEC).

(5)

Represents the warrants to purchase NewCo Common Stock into which warrants to purchase Class A Ordinary Shares that were included as part of the units sold in PCCT’s initial public offering that was consummated on November 1, 2021 (“Public Warrants”) outstanding as of immediately prior to the closing of the Merger are converted.

(6)	No separate registration fee is required pursuant to Rule 457(g) under the Securities Act.

(7)	Estimated solely for the purpose of calculating the registration fee and calculated pursuant to Rule 457(g)(1) under the Securities Act, based on the exercise price of the warrants.